Exhibit 10.1

2007
Executive Bonus Plan
(EBP)
Amended and restated
as of March 19, 2007

1.             PLAN OBJECTIVE

The Executive Bonus Plan (“EBP” or “the Plan”) has been designed to reward and incent the efforts of the executive officers of CB Richard Ellis (“CBRE” or “the Company”) to successfully attain the Company’s goals by directly tying the Participant’s compensation to Company and individual results.   The EBP is also designed to:

(a)                                  provide competitive compensation opportunities for executive officers; and

(b)                                assist in retaining and attracting key employees for CBRE.

2.                                      EFFECTIVE DATE AND PLAN YEAR

This amended Plan shall be effective March 19, 2007 and supersedes and replaces, in total, all prior versions of this Plan or any other bonus guarantees.   A “Plan Year” starts on January 1 and ends December 31 of the same year.

3.                                      PLAN ADMINISTRATION

Human Resources will administer the Plan, including participation, eligibility criteria and payment of Awards, subject to final review and approval by the Chief Executive Officer and the Board of Directors.  The Board of Directors may delegate any of its duties hereunder in its discretion to its Compensation Committee.

4.                                      ELIGIBILITY

4.1                                 Eligibility for participation in the EBP and receipt of bonus awards pursuant to the terms and conditions of the Plan (“Awards”) will be limited to the Chief Executive Officer and other executive officers specifically designated and approved by the Chief Executive Officer and the Board of Directors each year (“Participants”).  Unless otherwise specifically approved by the Chief Executive Officer and the Board of Directors, employees who participate in any other Company bonus plan and employees who are paid on a commission basis or participate in the bonus plan for commissioned salespersons, are not eligible to participate in the EBP.

4.2                                 Participation for a Participant begins the first day of employment or the designated effective date of an employee’s eligibility to participate in the EBP.   Eligibility for the EBP does not guarantee payment of an Award, since payment is dependent upon earning the Award and the other provisions of the EBP, including both individual and Company performance.

4.3                                 Participants who are newly hired, transfer to a new position or become eligible to participate during a Plan Year are eligible to earn an Award as follows:

(a)                                  Newly-hired participants will be eligible for a pro-rated award based on the number of full calendar weeks worked in the eligible position from the first date of employment or the designated effective date during the Plan Year.

(b)                                 Employees who transfer to a new position that is not currently eligible for the Plan will be eligible for a prorated Award based on the number of full calendar weeks worked in the eligible position during the Plan Year.

(c)                                  Employees who transfer or are promoted to another position and remain eligible for another bonus plan, will be eligible to earn a prorated Award for each position based on the number of full weeks worked in each position during the Plan Year.  Eligibility to earn Awards will be based on the number of full weeks an employee worked in each position and the applicable Target Awards and/or ratings for each position.

4.4                                 If the employment status of a Participant changes prior to the Payment Date (defined below), eligibility for an Award will depend on the reason for the status change:

(a)                                  Resignation or termination for any reason:  Eligibility for Awards is forfeited on resignation or termination for any reason before the Payment Date.

(b)                                 Retirement: If a Participant retires under the Company retirement plan (currently age 55 or older with at least 15 years of service or 65 years of age with at least 10 years of service) and participated in the Plan for at least six months of the Plan Year, eligibility for an Award may be prorated based on the number of full weeks of participation in the Plan Year.  A prorated Award will be paid at the time Awards are paid to all Participants.  If participation in the Plan is less then six months during the Plan Year, the employee is not eligible for an Award for that Plan Year.

(c)                                  Death or disability:  Eligibility to earn an Award for any Participant who dies or becomes disabled during a Plan Year will be prorated based on the number of full weeks of participation in the Plan Year.  Any Award will be paid at the time other Awards and bonuses are paid to all Participants.  A Participant will be considered “disabled” if the Participant is disabled as defined under the provisions of the Company’s Long-Term Disability Plan then in effect.  For a Participant who dies prior to the Payment Date, the Award will be paid to the Participant’s beneficiary as designated in the Participant’s group term life insurance at the time of death.

5.                                      DISCRETIONARY COMPANY THRESHOLDS

Awards may not be paid to any Participant if the Company fails to achieve one or more minimum financial performance targets (the “Discretionary Company Thresholds”) as determined and set by the Company in its sole discretion.  The Discretionary Company Thresholds may be set and/or amended by the Company at its sole discretion at any time during the Plan Year and up to the date of payment of the Awards under the Plan.  The Company will communicate the Discretionary Company Thresholds to Participants from time to time, but no later than the date on which the Awards are paid.

6.             TIMING OF CALCULATIONS, PAYMENTS

6.1                                 Awards are earned by performance during the Plan Year and by remaining employed by the Company through the date Awards are paid (“Payment Date”).

6.2                                 Subject to final approval by the Chief Executive Officer and the Board of Directors, the Payment Date will be on or before March 15 following the end of the fiscal year, but not before the completion of the audit of the Company’s financial statements.

6.3                                 If a Participant’s employment terminates prior to the Payment Date, the award is forfeited, unless the termination is caused by retirement, death or disability, in which case payment is governed by Section 4.4 above.

6.4                                 It is intended that all Awards earned will be paid in cash.  However, the Company reserves the right to distribute common stock in the Company or other non-cash forms of compensation in lieu of cash in the event economic circumstances dictate such action.

6.5                                 Federal and state income taxes and other required taxes will be withheld from bonuses under applicable law.

7.                                      MAXIMUM ANNUAL BONUSES

The maximum Award to be received by any Participant shall not exceed 200% of the Target Award (as defined below), inclusive of CEO Awards (defined below).

8.                                      CEO AWARDS

The Company reserves the right to award Participants in cases of exceptional and exceedingly deserving circumstances through a supplemental discretionary bonus award to be determined in the Chief Executive Officer’s sole discretion (subject to the ratification by the Board of Directors), referred to as a “CEO’s Award.”

9.                                      AWARD CALCULATION

9.1                                 Employees are eligible for an Award each Plan Year, based on (a) financial measures (“Financial Performance Targets”) for the Company, business unit or line of business and (b) individual achievement of important Company or individual objectives in each Participant’s area of responsibility (“Strategic Performance Measures”).

9.2                                 Target Awards:

(a)                                  Each Participant will be assigned a “Target Award” by the Company in its sole discretion (generally based on a Participant’s position and that position’s potential contribution to the Company) by March 31 of each Plan Year.  For new hires or newly eligible Participants (whether by transfer or promotion), the Target Award will be set within ninety (90) days of eligibility for the Plan.

(b)                                 Target Awards will be weighted based on achievement of Financial  Performance Targets and Strategic Performance Measures established at or near the beginning of a Plan Year for each Participant.  As between Financial Performance Targets and Strategic Performance Measures, Awards will be weighted 80% on Financial Performance Targets and 20% on individual achievement of Strategic Performance Measures.

(c)                                  In the event that a Target Award amount is changed during a Plan Year, the payment of that year’s bonus award will be pro-rated based on the number of full weeks that each respective Target was in force, unless other written agreements supersede this provision.

9.3           Financial Performance Targets:

Financial Performance Targets are approved by the Board of Directors at or near the beginning of each Plan Year.  For the 2007 Plan Year, EBITDA will be the metric utilized to set Financial Performance Targets for the Company, regions, business units and lines of business.  The Company reserves the right to change the Financial Performance Target metric each year without the necessity of amending the Plan.

9.4                                 Strategic Performance Measures:

(a)                                  Participants must have a minimum of three and a maximum of six measurable Strategic Performance Measures set by the Company in writing by March 31 of each Plan Year.

(b)                                 For new hires or newly eligible Participants (whether by transfer or promotion), the Strategic Performance Measures must be set within ninety (90) days of eligibility for the Plan.

(c)                                  Non-submission of Strategic Performance Measures to the Board of Directors) will make the Participant ineligible for an Award.

(d)                               Each Strategic Performance Measure will be assigned a weight and approved by the Board of Directors. The aggregate weightings of all Strategic Performance Measures must equal 100%.

9.5                                 Calculation of Awards:  At the conclusion of the Plan Year, assuming the Discretionary Company Thresholds are satisfied, Awards are calculated by adding the Financial Performance Award (as calculated and defined in Section 9.5(a) below) and the Strategic Performance Measure Award (as calculated and defined in Section 9.5(b) below).

(a)                                  Financial Performance Award:  Actual financial performance is compared to the Financial Performance Targets and an Adjustment Factor is determined as follows:

Achievement Against Financial Performance Target	Adjustment Factor	Example
0 - 80%	0	0% Adjustment Factor
80% - 120%	5% for every 1% over 80% up to a maximum adjustment factor of 200%	90% of target = 50% Adjustment Factor (10% x 5)

The Adjustment Factor is then multiplied by the dollar amount of the Target Award allocated to Financial Performance Targets (i.e., 80% of the Target Award).  This amount equals the “Financial Performance Award.”

(b)           Strategic Performance Measure Award: Performance against each Strategic Performance Measure will be rated on a scorecard using a scale of 1 through 5, with 1 being “far below expectations” or its equivalent and 5 being “far exceeds expectations” or its equivalent.  The scorecard will also contain space for qualitative comments regarding the Participant’s performance (e.g., describing special circumstances).  The information on the scorecard, taken as a whole, is then used to determine the amount of the Strategic Performance Measure Award, from zero to a maximum of 150% of the dollar amount of the Target Award allocated to Strategic Performance Measures (i.e., 20% of the Target Award).  The final Strategic Performance Measure Award payout recommendation will be made by the Chief Executive Officer and approved by the Board of Directors.

(c)           Notwithstanding the foregoing, if Discretionary Company Thresholds are not met, no Award will be paid.

10.                               SUSPENSION, AMENDMENT OR TERMINATION OF THE PLAN

The Company reserves the right at any time prior to payment of the Awards to review, interpret, alter, amend, or terminate (discontinue) — with or without notice — the Executive Bonus Plan, including, without limitation, the calculation and method of and eligibility for Award payments.  This Plan does not constitute a contract of employment (express or implied) and cannot be relied upon as such.  This Plan does not alter the at will employment relationship between the Company and the Plan Participants.

11.           ETHICS

The Board of Directors shall have the right to withhold or decrease incentive compensation on account of any employee’s violations of the Standards of Business Conduct or other Company policies, including, without limitation, the failure to model and enforce CBRE’s high standards of ethical conduct or to demonstrate a commitment to a discrimination, retaliation and harassment-free workplace.  Conversely, the Board of Directors may increase incentive compensation (up to the total maximum Award under this Plan) for Participants who demonstrate extraordinary achievements in these critical areas for our Company.